Exhibit 99.2

STOCK TRANSFER AGREEMENT

THIS STOCK TRANSFER AGREEMENT (the “Agreement”) is dated as of October 5, 2020, by and among Cary L. Cheldin, Trustee of the Cary L. Cheldin Trust (the “Transferor”), Ambina Unico Holdings LLC, a limited liability company organized under the laws of the State of Delaware (the “Transferee”), and Unico American Corporation, a Nevada corporation (the “Guarantor”). The Transferor, the Transferee and the Guarantor may hereinafter be referred to singularly as a “party”, and jointly as the “parties”.

WITNESSETH:

WHEREAS, the Guarantor is obligated to purchase 205,782 shares of common stock of the Guarantor that are held by Transferor (the “Shares”), for a purchase price of $5.00 per share (i.e., an aggregate purchase price of $1,028,910, the “Purchase Price”);

WHEREAS, the Transferee desires to acquire and purchase the Shares from the Transferor for the Purchase Price; and

WHEREAS, the Guarantor wishes to substitute the Transferee as its third party purchaser in order to fulfill the Guarantor’s obligation to purchase the Shares.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.Transfer of the Shares. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined below):

(a)Transfer. The Transferor shall sell, assign, transfer, convey and deliver good, valid and marketable title to the Shares to the Transferee free and clear of all Liens (as defined below). The Transferor shall deliver the Shares to the Transferee by causing the transfer to the Transferee of such Shares (i) held in book-entry form to a broker account designated by the Transferee in accordance with the Transferee’s delivery instructions provided to the Transferor prior to the Closing Date and (ii) held in certificated form by delivering the certificates representing such Shares and a duly executed and notarized stock transfer power to the Guarantor, in customary form and substance acceptable to the Transferee and the Guarantor’s transfer agent (or such other documentation as reasonably requested by the Guarantor’s transfer agent to facilitate the Transfer). Promptly thereafter, the Guarantor shall cause a certificate evidencing such Shares to be delivered to the Transferee.

(b)Payment. The Transferee shall pay to the Transferor the Purchase Price by wire transfer of immediately available funds (i.e., U.S. dollars) in accordance with the Transferor’s wire instructions to be provided to the Transferee prior to the Closing Date.

2.Closing. The closing of the sale to, and purchase by, the Transferee of the Shares shall take place electronically within two (2) business days after satisfaction (or waiver) of the closing conditions set forth in Section 4 below (the “Closing Date”), or at such other time as the Transferor and the Transferee shall mutually agree.

3.Representations and Warranties. As of the date hereof, the parties hereby represent and warrant as follows:

(a)Ownership of Shares; No Other Transfer. The Transferor represents and warrants that (i) it has sole power over the disposition of the Shares, (ii) the Shares are free and clear of any known lien, claim or encumbrance (collectively, “Liens”), and (iii) the Shares have not been sold, conveyed, encumbered, hypothecated or otherwise transferred by the Transferor except pursuant to this Agreement.

(b)Authorization; Enforceability. The parties each represent and warrant that they each have the legal right to enter into and to consummate the transactions contemplated hereby and otherwise to carry out their respective obligations hereunder. They further represent and warrant that the execution, delivery and performance by each party to this Agreement has been duly authorized by all requisite action by each party, and the Agreement, when fully executed and delivered, constitutes valid and binding obligations, enforceable in accordance with its terms, subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)No Litigation, Encumbrance or Bankruptcy. The parties each represent and warrant that to their knowledge there is no action, lawsuit, arbitration, claim or proceeding pending or, threatened, against said party that involves any of the transactions described in this Agreement or that could reasonably be expected to impede the consummation of such transactions, nor are any of the parties currently involved with or contemplating any liquidation or bankruptcy proceeding.

4.Conditions to Purchase and Sale of the Shares.

(a)Conditions to Obligations of Transferee. The obligation of the Transferee to purchase the Shares is subject to the fulfillment or waiver by the Transferee of each of the following conditions on or before the Closing Date:

(1)Representations and Warranties. The representations and warranties of the Transferor contained in Section 3 shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date.

(2)Performance. The Transferor shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Transferor on or before the Closing Date, including, with respect to any stock certificates representing Shares being sold hereunder, by delivering such stock certificates accompanied by duly executed irrevocable stock powers in the form reasonably acceptable to the Transferee and the transfer agent of the Guarantor to effect the transfer.

(b)Conditions to Obligations of the Transferor. The obligation of the Transferor to sell the Shares is subject to the fulfillment or waiver by the Transferor of each of the following conditions on or before the Closing Date:

(1)Representations and Warranties. The representations and warranties of the Transferee contained in Section 3 shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date.

(2)Performance. The Transferee shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Transferee on or before the Closing Date.

5.Miscellaneous.

(a)Further Assurances. Each party agrees to take any further action reasonably requested by the other parties to facilitate the good faith consummation of the transactions contemplated by this Agreement.

(b)Choice of Law. This Agreement will be governed by and construed in accordance with the laws of the State of California.

(c)Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties.

(d)Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by e-mail transmission in portable digital format, or similar format, shall constitute effective execution and delivery of such instrument(s) by the parties and may be used in lieu of the original Agreement for all purposes.

(e)Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of each and every party hereto. The failure of any party to exercise any right granted hereunder shall not be construed as a waiver of that right or of any other right.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed on its behalf as of the date first above written.

TRANSFEROR:

Cary L. Cheldin, Trustee of the Cary L. Cheldin Trust

/s/ Cary L. Cheldin
Cary L. Cheldin

TRANSFEREE:

Ambina Unico Holdings LLC

By:	Ambina Partners LLC Manager

By:	/s/ Gregory M. Share
	Name:	Gregory M. Share
	Title:	Manager

GUARANTOR:

Unico American Corporation

By:	/s/ Ronald A. Closser
	Name:	Ronald A. Closser
	Title:	President and Chief Executive Officer